UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A (Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

The Republic of the Marshall Islands (Jurisdiction of Incorporation or Organization)	98-0439758 (I.R.S. Employer Identification No.)

299 Park Avenue, 12th Floor New York, New York (Address of Principal Executive Offices)	10171 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

This Form 8‑A/A (Amendment No. 2) is being filed by Genco Shipping & Trading Limited (the “Company”) to amend the Registration Statement on Form 8‑A filed by the Company with the Securities and Exchange Commission on October 1, 2025 (the “Original Registration Statement”).

Item 1.
Description of Registrant’s Securities to be Registered

On September 25, 2026, Genco Shipping & Trading Limited (the “Company”) entered into the Fourth Amendment to Shareholders Rights Agreement (the “Fourth Amendment”) to amend the Shareholder Rights Agreement, dated as of October 1, 2025 between the Company and Computershare Inc., as amended to date (the “Rights Agreement”). The description of the Rights Agreement as amended in the Company’s Current Reports on Form 8-K filed on October 1, 2025 and June 2, 2026 are incorporated herein by reference. Capitalized terms used but not otherwise defined have the meanings given to them in the Rights Agreement.

The Fourth Amendment extends the Final Expiration Date to September 30, 2027, shortens the measurement period for the minimum Qualifying Offer price from 24 months to 12 months prior to the commencement of the offer, expressly provides that this criterion does not continue to apply to measure stock price after the Qualifying Offer is made, changes periods for the Board’s consideration of the Qualifying Offer and for calling a special meeting of shareholders to exempt the Qualifying Offer from the Rights Agreement from ninety (90) Business Days (as defined in the Fourth Amendment) to ninety (90) calendar days, and permits an offeror to withdraw an offer in the event that a Material Adverse Effect (as defined in the Fourth Amendment) has occurred and is continuing.

The Rights Agreement remains substantially similar to rights plans adopted by other public companies and continues to be intended to enable all Company shareholders to realize the long-term value of their investment. The Rights Agreement is designed to reduce the likelihood that any entity, person, or group would gain control of or exert significant influence over the Company through open-market accumulation or other tactics potentially disadvantaging the interests of all shareholders, without paying all shareholders an appropriate control premium. The Rights Agreement, as amended, will continue to provide the Board sufficient time to fulfill its fiduciary duties on behalf of all shareholders, and it does not prevent the Board from considering any proposal. The Rights Agreement, as amended, is not intended to deter, and does not preclude the Board from considering, offers that are fair and otherwise in the best interest of the Company’s shareholders.

In all other material respects, the Rights Agreement remains in full force and effect.

The foregoing description of the material terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Statement of Designations of the Preferred Shares, the Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment which are included as Exhibits 3.1, 4.1, 4.2, 4.3, 4.4 and 4.5 respectively, to this Form 8-A/A and incorporated herein by reference.

Item 2.
Exhibits

Exhibit	Description

3.1	Statement of Designations of Series B Preferred Stock of Genco Shipping & Trading Limited (1)

4.1	Rights Agreement dated as of October 1, 2025 between Genco Shipping & Trading Limited and

Computershare Inc., as Rights Agent (including the form of Statement of Designations of Series B Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (1)

4.2	First Amendment to Shareholder Rights Agreement dated as of November 10, 2025 between Genco Shipping & Trading Limited and Computershare Inc., as Rights Agent (2)

4.3	Second Amendment to Shareholder Rights Agreement dated as of May 1, 2026 between Genco Shipping & Trading Limited and Computershare Inc., as Rights Agent (3)

4.4	Third Amendment to Shareholder Rights Agreement, dated June 2, 2026 between Genco Shipping & Trading Limited and Computershare Inc., as Rights Agent (4)

4.5	Fourth Amendment to Shareholder Rights Agreement, dated September 25, 2026 between Genco Shipping & Trading Limited and Computershare Inc., as Rights Agent (5)

(1)
Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2025.

(2)
Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2025.

(3)
Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2026.

(4)
Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2026.

(5)
Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2026.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Peter Allen
	Name:	Peter Allen
	Title:	Chief Financial Officer

Date:	September 25, 2026